Exhibit 1

130 Adelaide Street West Suite 2116 Toronto, Ontario Canada M5H 3P5 www.nap.com

News Release 2009 — No. 11

TSX: PDL, PDL.WT

NYSE AMEX: PAL, PAL.WS

North American Palladium announces US$50 million financing

TORONTO, August 17, 2009 — North American Palladium Ltd. (“NAP” or the “Company”) has entered into an agreement with an agent to complete a private placement of up to US$50 million aggregate principal amount of 7% secured convertible notes of NAP (the “Notes”) on a best efforts basis. The agent also has an overallotment option to place an additional US$15 million of Notes.

The Notes will mature four years from the date of issue and will be convertible, in whole or in part at the option of the holder, at any time after 90 days following the date of issue, into common shares of NAP at a conversion price of US$3.50 per common share, subject to adjustment in certain circumstances. The Company will be entitled to force the conversion of the Notes at any time, in whole or in part, into common shares at the conversion price if the volume weighted average trading price of NAP’s common shares on the NYSE-Amex is equal to or greater than US$5.25 for 15 consecutive trading days. The Company will also have the right to repay the Notes, in whole or in part, at any time for an amount equal to 110% of the principal amount during the first two years following issuance or at 105% of the principal amount during the remainder of the term.

Upon closing, the Company will pay the agent a cash fee equal to 3% of the aggregate gross proceeds of the offering and warrants equal to 3.0% of issuable shares. The transaction is expected to close during the week of August 24, 2009 and is subject to the receipt of certain approvals, including the approval of the TSX and NYSE Amex.

The Company’s intended use of proceeds is for financing exploration and development expenditures at the Company’s Lac des Iles palladium mine and Sleeping Giant gold mine, funding capital expenditures and working capital requirements for a restart of the Lac des Iles mine, and for general corporate purposes.

The securities offered will not be and have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The securities will be offered in Canada pursuant to a private placement exemption under applicable Canadian securities laws and will be subject to applicable hold periods in accordance therewith. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

For further information please contact:

Jeffrey A. Swinoga

Vice president, Finance and Chief Financial Officer

Telephone: 416-360-7971 Ext. 222

Email: jswinoga@nap.com

Annemarie Brissenden

Director, Investor Relations

Telephone: 416-360-7971 Ext. 226

Email: abrissenden@nap.com

Cautionary Statement on Forward Looking Information

Certain information included in this press release, including any information as to our future financial or operating performance, the expected closing of the private placement of Notes and other statements that express management’s expectations or estimates of future performance, constitute ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. The words ‘expect’, ‘believe’, ‘will’, ‘intend’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies. North American Palladium cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of North American Palladium to be materially different from the Company’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and that the forward-looking statements are not guarantees of future performance. These statements are also based on certain factors and assumptions. For more details on these estimates, risks, assumptions and factors, see the Company’s most recent Form 40-F/Annual Information Form on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities.  There can be no assurance that the Private Placement will be completed. In addition, there can be no assurance that the Company’s Lac des Iles or Sleeping Giant mines will be successfully restarted or that other properties can be successfully developed. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.